As filed with the Securities and Exchange Commission on July 1, 2005
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

8X8, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0142404
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3151 Jay Street
Santa Clara, CA    95054
(408) 727-1885
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

8X8, INC. 1996 STOCK PLAN
8X8, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Bryan R. Martin
Chief Executive Officer
8x8, Inc.
3151 Jay Street
Santa Clara, California 95054
(408) 727-1885
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Andrew Zeif, Esq.
DLA Piper Gray Cary U.S. LLP
2000 University Avenue
East Palo Alto, CA 94303-2248
(650) 833-2000

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
1996 Stock Option Plan Common Stock, $0.001 par value	1,000,000	$1.84	$1,840,000	$216.57
1996 Employee Stock Purchase Plan Common Stock, $0.001 par value	43,220	$1.84	$79,525	$9.36
Aggregate Registration Fee			$1,919,525	$225.93

  The securities to be registered include options and purchase rights, as the case may be, to acquire common stock.

  This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Registrant's 1996 Stock Plan or the 1996 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

  Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the high and low sales prices of the Common Stock on June 27, 2005 as reported on the Nasdaq SmallCap Market.

8X8, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II

Item 3. Incorporation of Documents by Reference.

8x8, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  The Registrant's Annual Report on Form 10-K for the year ended March 31, 2005, filed on June 14, 2005;

  All other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's document referred to in (a) above; and

  The description of Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A/A filed on August 17, 1999 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its Amended and Restated Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Registrant's Bylaws also empower it to purchase insurance on behalf of officers, directors, employees or agents of the Registrant. The Registrant has entered into agreements with its directors and officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement i) to include any prospectus required by Section 10(a)(3) of the Securities Act; ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, or iii) to include any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Santa Clara, State of California, on July 1, 2005.

8x8, Inc.

By: /s/ Bryan R. Martin
Bryan R. Martin, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan R. Martin and James Sullivan jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bryan R. Martin Bryan R. Martin	Chairman of the Board and Chief Executive Officer	July 1, 2005
/s/ James Sullivan James Sullivan	Chief Financial Officer, Vice President, Finance and Secretary (Principal Financial and Accounting Officer)	July 1, 2005
/s/ Barry Andrews Barry Andrews	Vice Chairman and Director	July 1, 2005
/s/ Guy L. Hecker, Jr. Guy L. Hecker, Jr.	Director	July 1, 2005
/s/ Christopher McNiffe Christopher McNiffe	Director	July 1, 2005
/s/ Donn Wilson Donn Wilson	Director	July 1, 2005

EXHIBIT INDEX
Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Registrant (1)
4.2	Bylaws of Registrant (2)
5.1	Opinion of Legality PDF
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm PDF
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-4)

(1) Incorporated by reference to Exhibit 3.1 of the Registrant's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001.

(2) Incorporated by reference to exhibit 3.2 filed in response to Item 8, "Exhibits" of the Registrant's Form S-3 dated April 1, 2004.